QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.6

UNOVA, INC.

1999 STOCK INCENTIVE PLAN
2001 STOCK INCENTIVE PLAN

PLAN DOCUMENT
RELATING TO ELECTION TO RECEIVE
EMPLOYEE STOCK OPTIONS
IN LIEU OF CERTAIN CASH COMPENSATION
PAYABLE TO UNOVA OFFICERS
IN FISCAL YEAR 2002

The date of this Plan Document is December 21, 2001

UNOVA

Special Provisions Applicable to Certain
Compensation Payable to Certain Officers of
UNOVA in Fiscal Year 2002

UNOVA, Inc. is offering certain officers the opportunity to receive, in lieu of a portion of their cash compensation otherwise payable during UNOVA's 2002 fiscal year, options to purchase UNOVA common stock upon the terms and conditions described below.

Attached to this Plan Document is a Participant Overview which contains some examples of the features of this Plan as well as some additional data concerning UNOVA.

The following questions and answers are intended to describe the basic features of this special compensation arrangement.

Q. 1. For this purpose how is the term "cash compensation" defined?

        Your cash compensation eligible for this special arrangement is your weekly base compensation amount multiplied by 52 plus the amount of any bonus which may be awarded to you in connection with your services during the 2001 fiscal year and which will be payable in late February or early March of 2002. Special bonuses for the achievement of a particular one-time achievement, pay in lieu of vacation time, car allowances, hiring bonuses, and other similar amounts of an extraordinary nature will not be considered part of your cash compensation.

Q. 2. How much of my compensation may be received in the form of stock options?

        You may designate up to 50% of your cash compensation, in increments of 10%, to be satisfied through the grant of stock options. You will need to make separate designations with respect to base salary and with respect to any bonus which may be payable to you in fiscal 2002.

Q. 3. How many stock options will I receive for the amount of cash compensation I elect to forego?

        You will receive options to purchase UNOVA Common Stock based on the ratio of 1 option for each $1.00 of compensation which you forego. Thus if you forego $1,000 of compensation in 2002 you will receive options to purchase 1,000 shares of UNOVA Common Stock. If the computation of the number of option you receive results in an option involving a fractional share, such fraction will be rounded upward to the nearest full share.

Q. 4. What will be the exercise price of these options?

        The exercise price will be the fair market value of the UNOVA common stock on the date the options are granted to you, which is expected to be April 15, 2002. The fair market value is determined by taking the average of the high and low reported sales prices of the Common Stock as reported in the New York Stock Exchange composite quotations on the date of grant.

Q. 5. Will I receive "incentive stock options" as defined in the Internal Revenue Code or will I receive "non-qualified stock options"?

        All stock options granted in lieu of cash compensation will be non-qualified stock options. Under no circumstances will we issue any "incentive stock options" under this special program. For a discussion of the differences between the tax treatment of incentive stock options and non-qualified stock options, see the discussion under the caption "Description of the UNOVA, Inc. 1999 Stock

Incentive Plan and the 2001 Stock Incentive Plan: Certain Federal Income Tax Consequences" set forth in this Prospectus.

Q. 6. What will be the other terms of these options?

        The options will be fully vested and exercisable on the date they are granted. They will expire, if not previously exercised, five years from the date they are granted. These options will be granted under either our 1999 Plan or our 2001 Plan, as we determine in each case. In addition to the terms and conditions of the options set forth in this Prospectus, the options will be subject to all of the terms and conditions of the 1999 Plan or the 2001 Plan. In the event that you leave our employ for a reason other than retirement, death, or disability as defined in those plans, you will generally have a period of three months following termination of employment to exercise these options.

Q. 7. Since the number of options I may receive in April will be based on my anticipated compensation for the entire 2002 fiscal year, will I forfeit some of the options if I leave employment with UNOVA prior to December 31, 2002?

        No; you will retain all of the options that are granted to you in April subject to their terms relating to exercisability following termination of employment referred to in the answer to Question 6 above.

Q. 8. If I receive an increase in compensation during the fiscal year, will the number of options I am eligible to receive be increased?

        No, not under this program.

Q. 9. What if I elect to receive part of my compensation in stock options but terminate my employment prior to receiving the options?

        We will work out an arrangement to recoup your foregone income if you leave the Company before the options were granted.

Q. 10. What is the deadline for making my election to receive stock options in lieu of cash compensation?

        The deadline for making this election is December 31, 2001. Your election form must be signed by this date. Once signed please fax or promptly mail it to Daniel S. Bishop, UNOVA's Senior Vice President, General Counsel and Secretary at the UNOVA corporate office. We would expect to receive your signed and dated election forms before January 11, 2002. The election form is included as a separate page with this material you are receiving.

Q. 11. May I change my election prior to April 15, 2002? For example, if I do not receive the entire bonus amount I am expecting, may I reduce the amount of compensation I have elected for stock option payment so that I will have enough cash for my current requirements?

        No. Your election will be irrevocable. But note that the election form allows you to specify different percentages of base compensation and of bonus for stock option treatment. Thus, you could elect stock option payment of 10% of your base compensation but 50% of your bonus. Such an election might help assure that you have adequate cash compensation for current needs.

Q. 12. What does UNOVA recommend that I do?

        We recognize that the decision to accept stock options in lieu of cash compensation is an individual one that should be based on a variety of factors. You should consult with your personal advisors about your financial or tax situation, and you should carefully review the materials concerning UNOVA and its financial condition that have been provided to you.

        Your decision of whether to accept stock options in lieu of cash compensation should take into account the various risks inherent in our business. These risks include, but are not limited to: fluctuations in the strength of the automotive and aerospace markets; technological changes and developments; the presence of competitors with greater financial and other resources; the availability and cost of materials and supplies; relations with our employees; our ability to manage operating costs; worldwide political stability and economic conditions; regulatory uncertainties; and operating risks associated with international operations. You should talk to your personal advisors regarding these and other risks. Neither UNOVA nor its Board of Directors is making any recommendations as to whether or not you should elect to receive part of your compensation in the form of stock options or, if so, what percentage you should elect.

Q. 13. What effect will receipt of compensation in the form of stock options have on my current income tax liability?

        In the opinion of UNOVA's Tax Counsel, all taxable events are deferred until the options are exercised. Based upon current tax laws, the following tax rules should apply:

        The amount of your compensation you elect to forego (in order to receive stock options) will not be included in your taxable income. The stock options will not be taxable at grant. Upon exercise, you will recognize ordinary income equal to the gain on the stock options at the time of exercise. Any subsequent gains in the stock price will be treated as capital gains at the time of sale.

        In order to achieve the tax deferral on the bonus amount, it is necessary to meet the IRS guidelines for tax deferred plans. This requires that elections are irrevocable and must be made in advance of final compensation determinations.

        All participants are encouraged to consult with a tax professional before agreeing to waive any compensation in exchange for Non-Qualified Stock Options. Although the company believes that it is reasonable to conclude that you will not be taxed on the amount of waived bonus payments, the tax rules governing when individuals are in "constructive receipt" of income are not clear. The company's decision to provide you with the opportunity to forego cash compensation should not be construed as tax advice.

Q. 14. Will my acceptance or rejection of stock options in lieu of cash compensation affect the number of stock options I might receive in the future outside of this program?

        No. The Compensation Committee of the Board of Directors makes recommendations to the Board as to the grant of options or other stock-based awards from time to time based on various factors, including in certain cases the recommendations of independent compensation consultants which the Board may retain. The grant of any such stock-based awards is in the sole discretion of the Board and its Compensation Committee, and the award made to any individual will not be influenced in any way by the degree to which the individual elects to participate in this special program for 2002.

Q. 15. Could election of compensation in the form of stock options adversely affect my rights under any other employee benefit plan?

        Not so far as we are presently able to determine. We are amending the UNOVA Restoration Plan, Supplemental Executive Retirement Plan, and Change of Control Employment Agreements to provide that participants will not suffer a loss in benefits under these executive plans because they elected to receive a part of their compensation in the form of stock options during 2002. We will also modify the executive insurance benefit so that it will not decrease.

Q. 16. Who should I contact if I have questions about this program?

        For additional information or assistance, you should contact Daniel S. Bishop by telephone at (818) 992-2902, or by email at dbishop@unova.com. You should consult your personal advisors if you have any questions about your financial or tax situation.

Participant Overview*
December 21, 2001

This Participant Overview is designed to supplement the information contained in the Plan Description.

Plan Guidelines

The options will be issued pursuant to the provisions of the UNOVA 1999 and 2001 Stock Incentive Plans.

Election—2001

In 2001, eligible participants may elect to forgo up to 50% of your 2001 bonus or up to 50% of your 2002 base salary, in increments of 10%. As required by the IRS, this election must be made prior to the time the bonus amount is determinable. Options will be granted on April 15, 2001. The exchange rate is 1 option for every $1 foregone. Once the election is made, it cannot be changed.

Example:

Election:	20% of Bonus
Bonus:	$50,000
Options Granted:	$10,000 × 1 = 10,000 options
(All amounts will be rounded down to he nearest whole number of options.)

The election for 2001 must be made no later than December 31, 2001.

To make an election, you must complete, sign, and date the enclosed election agreement no later than December 31, 2001. You must then promptly fax or mail the election form to Daniel S. Bishop at UNOVA's Corporate Offices.

Date of Option Grant

        Based on election decisions in 2001, eligible employees will receive option grants on or around April 15, 2002. This delay is a result of UNOVA's recently provided opportunity for option holders to exchange specified outstanding options for a new option award on October 8th, 2001. As a result, granting awards prior to April 15th would result in negative accounting implications for the Company.

Option Exercise Price

The option exercise price will be the fair market value of UNOVA stock on the date of grant, expected to be April 15th, 2002. The fair market value is determined by taking the average of the high and low reported sales price of the Common stock as reported in the New York Stock Exchange composite quotations on the date of grant.

*
The following is an overview only intended to broadly describe the plan's features. The Plan Document will control all issues regarding the options.

Vesting

Options granted in exchange for the 2001 deferral decisions will vest immediately upon the date of grant.

Unless otherwise determined by the Compensation Committee of the UNOVA Board of Directors, all options will generally expire on the earlier of 5 years or 3 months after termination of employment, excluding termination for death, disability or retirement.

Exercise

No options may be exercised before the date of grant; however, at any time after the date of grant, each participant may exercise some or all of their vested options up until the date of option expiration.

Tax Impact

Based upon current tax laws, the following tax rules should apply:

  •
  The original bonus amount will not be included in 2002 taxable income.

  •
  Any salary deferred in 2002 will not be included in 2002 taxable income.

  •
  The stock options will not be taxable at grant. Upon exercise, you will recognize ordinary income equal to the gain on the stock options at the time of exercise. Any subsequent gains in the stock price will be treated as capital gains at the time of sale.

Example:

Grant = 2,000 options at $4
Exercise 2,000 options at $8
Gain of $4 times 2,000 shares = $8,000
Ordinary Income = $8,000

In order to achieve the tax deferral on the bonus amount in 2001, it is necessary to meet the IRS guidelines for tax deferred plans. This requires that elections are irrevocable and must be made in advance of bonus determinations.

The balance of the gain on the sale of the stock is treated as capital gains.

All participants are encouraged to consult with a tax professional before agreeing to forgo any bonus payments for Non-Qualified Stock Options. Although the company believes that it is reasonable to conclude that you will be not taxed on the amount of waived bonus payments, the tax rules governing when individuals are in "constructive receipt" of income are not clear. The company's decision to provide you with the opportunity to waive bonus payments should not be construed as tax advice.

Termination Event Guidelines

Issues	Involuntary Termination or Voluntary Resignation	Death or Disability
Length of Time to Exercise After Date Employment Terminates	Unless otherwise determined by the Compensation Committee, upon termination other than for retirement, death or disability, you have 3 months to exercise the options, or until option expiration, whichever is less. Death during this period would allow the beneficiary 1 year to exercise the option.	Upon disability, you have 3 years to exercise vested options, or until option expiration, whichever is less. Death during this period would allow the beneficiary 1 year to exercise the option. If the options are not exercised within these periods, it will be forfeited.
Upon death, your beneficiary has 1 year to exercise the options or until option expiration, whichever is less. If the options are not exercised within these periods, it will be forfeited.

Other Information

All elections are irrevocable and subject to the approval of the Compensation Committee of the Board of Directors of UNOVA.

Participation does not constitute a commitment by UNOVA or any affiliate of guaranteed or continued employment for any period of time or a commitment to pay bonus.

Available Information

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This Prospectus, which constitutes a part of the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock. Such reports, proxy statements, Registration Statement and exhibits and other information omitted from this Prospectus can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional Offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C, 20549. Such reports and proxy statements may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Incorporation of Certain Documents by Reference

The Annual Report of the Company on Form 10-K for the year ended December 31, 2000, the Quarterly Reports of the Company on Form 10-Q for the periods ended March 31, June 30 and September 30, 2001, the Current Reports of the Company on Form 8-K, dated January 21, March 5,

April 21 and July 22, 2001, and the registration statement of the Company on Form 8-A, dated March 24, 1992 are incorporated herein by reference into this Prospectus. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the respective dates of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

Copies of the above documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon request without charge from UNOVA, Inc., 21900 Burbank Boulevard, Suite 300, Woodland Hills, CA 91367-7418, Attention: Investor Relations.

Examples of Potential Investment Growth

Examples of potential investment growth under the cash and stock options purchase alternatives are presented on the following pages. These examples do not in any way represent the Company's expectations or projections for share price movement; rather, they represent arbitrary percentages used for illustrative purposes only. Actual gains, if any, upon future exercise of these options will depend on the actual performance of the Company's common stock in the market and the continued employment of the individual holding the option through its vesting period.

It is also important to keep in mind that all examples are presented before the impact of taxes are considered. Obviously, cash bonuses, investment earnings and option gains would all be subject to taxation.

For illustrative purposes only, the company has assumed a $4 average price of common stock on the date of grant.

Example 1—Receive a $10,000 Cash Bonus

If you invest your (tax deferred) bonus in a fixed rate investment fund, it may earn $2,763 in 5 years1, as illustrated below.

	Date	Original Bonus	Cumulative Earnings[1]	Total Investment[1]
Receive a $10,000 2001 Bonus[2]	4/15/2002	$10,000		$10,000
	4/15/2003		$500	$10,500
	4/15/2003		$1,025	$11,025
	4/15/2004		$1,576	$11,576
	4/15/2005		$2,155	$12,155
	4/15/2006	$10,000	$2,763	$12,763

1
Increase in value is due to earnings on investment. The example assumes 5% return. Actual investment return will vary.
2
For illustrative purposes, example shows bonus pay date as April. Actual pay date will be different.

Example 2—Forgo a $10,000 Bonus for UNOVA Stock Options

If the $10,000 cash bonus were forgone for options, it would result in a grant of 10,000 option with an assumed grant price of $4 (computed as 1 × $10,000). The following table illustrates the value given various stock price scenarios.

	Potential Stock Price Growth Rates
	Less than 0%		5%		10%		15%
Date	Market Value of UNOVA stock[3]	Vested Stock Options Value (before tax)[1]	Market Value of UNOVA stock	Vested Stock Options Value (before tax)	Market Value of UNOVA stock	Vested Stock Options Value (before tax)	Market Value of UNOVA stock	Vested Stock Options Value (before tax)
4/15/2002	$4	$0	$4.00	$0	$4.00	$0	$4.00	$0
4/15/2003	$4	$0	$4.20	$2,000	$4.40	$4,000	$4.60	$6,000
4/15/2004	$4	$0	$4.40	$4,100	$4.84	$8,400	$5.29	$12,900
4/15/2004	$4	$0	$4.63	$6,305	$5.32	$13,240	$6.08	$20,835
4/15/2005	$4	$0	$4.86	$8,620	$5.86	$18,564	$7.00	$29,960
4/15/2006	$4	$0	$5.11	$11,051	$6.44	$24,420	$8.05	$40,454

For example, if the UNOVA stock price increases 10% each year, and you choose to exercise your options in April of 2006, your options may be worth $24,420 before tax, $14,420 more than the original cash bonus and $11,657 more than the original cash bonus with 5 years of investment income (assuming the bonus was distributed to a tax deferred account such as a 401(k)).

3
If the Market Value of UNOVA stock is less than or equal to the strike/purchase price, (0% or less stock price growth rate), then the stock options have no value at that time.

Election Form
December 21, 2001

2001 Waiver

        UNOVA
Irrevocable Election to Waive a
Portion of Employee's 2001 Bonus Payment and 2002
Salary Pursuant to the
UNOVA Senior Management Deferred Bonus Program

1.
I elect that                        % (in increments of 10% to a maximum of 50%) of my 2001 bonus will be waived in exchange for nonqualified stock options pursuant to the UNOVA Election to Receive Employee Stock Options in Lieu of Certain Cash Compensation Payable to UNOVA Officers.

2.
I elect that an additional                        % (in increments of 10% to a maximum of 50%) of my 2002 salary on January 1, 2002will be waived in exchange for nonqualified stock options pursuant to the UNOVA Election to Receive Employee Stock Options in Lieu of Certain Cash Compensation Payable to UNOVA Officers.

I understand that:

  •
  This election is irrevocable and subject to the approval of the Compensation and Benefits Committee of the Board of Directors of UNOVA (the "Committee").

  •
  This election shall entitle me to a number of nonqualified stock options in an amount determined by multiplying the dollar amount of the annual salary waived and the dollar amount of the actual 2001 bonus amount waived by 1. The resulting product is the number of UNOVA stock options which will be at the then fair market value of UNOVA stock on the date such nonqualified stock options are granted to me.

  •
  Neither this election nor any action taken by the Compensation Committee pursuant to the Plan or the UNOVA Election to Receive Employee Stock Options in Lieu of Certain Cash Compensation Payable to UNOVA Officers Agreement shall be construed as giving any employee or any other person any right to a bonus payment or any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of service by any participants at any time and for any reasons is specifically reserved.

Print Name of Employee
Employee's Signature
Date

QuickLinks

Exhibit 10.6